Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
1) Registration Statement (Form S-8 No. 333-238767) of Hibbett Sports, Inc.,
2) Registration Statement (Form S-8 No. 333-204896) of Hibbett Sports, Inc.,
3) Registration Statement (Form S-8 No. 333-182429) of Hibbett Sports, Inc.

of our reports dated April 7, 2021, with respect to the consolidated financial statements of Hibbett Sports, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Hibbett Sports, Inc. and subsidiaries included in this Annual Report (Form 10-K) of Hibbett Sports, Inc. for the year ended January 30, 2021.

/s/ Ernst & Young LLP

Birmingham, Alabama
April 7, 2021

End of Exhibit 23.1